Exhibit 5.2

[Letterhead of Davis Polk & Wardwell]

November 25, 2005

Shire plc
Hampshire International Business Park
Chineham, Basingstoke
Hampshire RG24 8EP
England

Shire Finance Limited
c/o Maples and Calder
Ugland House
South Church Street
P.O. Box 304 George Town
Grand Cayman

Ladies and Gentlemen:

     Shire plc, a public limited company organized under the laws of England and Wales (“Shire”), and Shire Finance Limited, an exempted limited company organized under the laws of the Cayman Islands (the “Company”), are filing with the Securities and Exchange Commission a Post-Effective Amendment (the “Post-Effective Amendment”) to a Registration Statement (Reg. No. 333-72862) on Form S-3 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”): (i) the sale from time to time of any of the Company’s 2.00% Senior Guaranteed Convertible Notes due 2011 (the “Convertible Notes”), initially issued on August 21, 2001, that may remain outstanding; and (ii) ordinary shares of Shire, nominal value £3.50 per share (the “Shire Ordinary Shares”) and American Depositary Shares representing Shire Ordinary Shares (“Shire ADSs”), in either case into which the exchangeable redeemable preference shares of the Company (the “Shire Finance Preference Shares”) into which the Convertible Notes are convertible, are immediately exchangeable (unless redeemed at the Company’s option for cash).

     The Post-Effective Amendment is being filed to enable the Company to succeed Shire Pharmaceuticals Group plc, a public limited company organized under the laws of England and Wales (“SPG”), as registrant under the Registration Statement, pursuant to Rule 414(d) under the Securities Act, in connection with the interposition of the Company as a holding company above SPG in connection with a scheme arrangement under the United Kingdom Companies Act 1985 (the “Scheme of Arrangement”).

Shire plc	- 2 -	November 25, 2005
Shire Finance Limited

     The Convertible Notes were issued under the Indenture (the “Indenture”), dated as of August 21, 2001, among the Issuer, SPG, as guarantor, and the Bank of New York, as trustee (the “Trustee”), in an aggregate principal amount of $400,000,000. The Shire Finance Preference Shares were guaranteed by SPG under the Preference Shares Guarantee Agreement (the “Guarantee Agreement”), dated as of August 21, 2001, between SPG and the Bank of New York, as Guarantee Trustee (the “Guarantee Trustee”).

     To include Shire as an obligor under the Indenture and the Guarantee Agreement in connection with the Scheme of Arrangement, the Company, SPG and Shire entered into a supplemental indenture in the form of an amended and restated indenture (the “Supplemental Indenture”) with the Trustee and a supplemental guarantee agreement in the form of an amended and restated preference shares guarantee agreement (the “Supplemental Guarantee”) with the Guarantee Trustee. In addition, Shire executed a guarantee of the Convertible Notes (the “Shire Guarantee”).

     We, as your special counsel in connection with the Post-Effective Amendment, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. Assuming that each of the Supplemental Indenture and the Supplemental Guarantee have been duly authorized, executed and delivered by each of the parties thereto, (i) the Supplemental Indenture is a valid and binding agreement of the Company, SPG and Shire, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability and (ii) the Supplemental Guarantee is a valid and binding agreement of SPG and Shire, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

          2. Assuming that the Shire Guarantee has been duly authorized, executed and delivered, the Shire Guarantee is a valid and binding obligation of Shire, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

Shire plc	- 3 -	November 25, 2005
Shire Finance Limited

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,